Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-_______ of NextWave Wireless Inc. (“the Company”) on Form S-8 of our report dated March 22, 2005 (except for Note 4, paragraph 2, as to which the date is April 11, 2005), related to the consolidated financial statements of Packet Video Corporation (the “predecessor Company”) as of and for the years ended December 31, 2004 and 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Moss Adams LLP

Irvine, CA
December 1, 2006